Exhibit 99.1

Contact: Ann Kaesermann Vice President – Accounting & Investor Relations, CAO investors@mrcorp.com (713) 495-3100 NEWS RELEASE

MISSION RESOURCES ACQUIRES ADDITIONAL INTERESTS IN JALMAT FIELD

HOUSTON, APRIL 15, 2004 - MISSION RESOURCES CORPORATION (NASDAQ: MSSN) announced today that it has acquired approximately 14% additional working interest in the Jalmat Field in Lea County, New Mexico for $3.6 million cash, before customary adjustments. The additional working interest, which was acquired from 13 separate sellers, includes 4.7 Bcf equivalent of proved reserves and 750 Mcf equivalent per day of production. Mission now owns an approximately 94.5% operated working interest in this field.

“This acquisition of additional interest in the Jalmat Field continues our strategy of increasing our percentage of natural gas reserves,” said Robert L. Cavnar, Mission’s Chairman, President and Chief Executive Officer. “In addition, with only one remaining non-operator in the field, instituting our planned capital program will be simpler and more efficient.”

Mission Resources Corporation is a Houston-based independent exploration and production company that drills for, acquires, develops and produces natural gas and crude oil primarily in the Permian Basin (in West Texas and Southeastern New Mexico), along the Texas and Louisiana Gulf Coast and in both the state and federal waters of the Gulf of Mexico.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. Mission undertakes no duty to update or revise these forward-looking statements.

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Mission Resources Corporation    1331 Lamar, Suite 1455    Houston, Texas 77010    www.mrcorp.com